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                                                                     EXHIBIT 1.5

                                 AMENDMENT NO. 4
                                     TO THE
             STRUCTURED EQUITY LINE FLEXIBLE FINANCING-SM- AGREEMENT

         THIS AMENDMENT NO. 4 to the STRUCTURED EQUITY LINE FLEXIBLE FINANCING-SM- AGREEMENT ("Amendment") is dated as of October 27, 2000 between Cripple Creek Securities, LLC, a limited liability company organized and existing under the laws of the state of New York (the "Investor"), and Cygnus, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"). Capitalized terms not defined herein shall have the meanings assigned to them in that certain Structured Equity Line Flexible Financing-SM- Agreement dated as of June 30, 1999, as amended September 29, 1999, March 27, 2000 and May 9, 2000 (the "Agreement").

                              W I T N E S S E T H:

         WHEREAS, the Company and the Investor entered into the Agreement, pursuant to which the Company may issue to the Investor, and the Investor shall purchase from the Company, from time to time as provided therein, shares of the Company's common stock, par value $.001 per share, for a maximum aggregate Purchase Price of $60,000,000; and

         WHEREAS, the Company and the Investor desire to amend the Agreement in certain respects.

         NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                   AGREEMENT

Section 1.1 Section 2.2(b) of the Agreement is hereby amended and restated in its entirety as follows:

             "(b) INVESTMENT PERIOD LIMITS. Notwithstanding the obligations and rights of the Investor to purchase shares of Common Stock pursuant to
Section 2.1(b), (c) and (d), the aggregate Investment Amount for any Investment Period (whether pursuant to a Minimum Obligation, an Additional Purchase Notice or an Investor Call Purchase Notice or any combination thereof) shall not at the option of the Investor exceed the lesser of (x) the Minimum Obligation plus the amount set forth in any Additional Purchase Notice and Investor Call Purchase Notice with respect to such Investment Period, if any, or (y) an amount equal to 8% of the aggregate Value of Open Market Trading of the Common

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Stock on the Principal Market for each Trading Day during the Investment
Period immediately preceding such Investment Period on which the Stock Price is above the Floor Price for such preceding Investment Period (rounded up to the next increment of $10,000), or (z) an amount equal to 8% of the aggregate Value of Open Market Trading of the Common Stock on the Principal Market for each Trading Day during such Investment Period on which the Stock Price is above the Floor Price (rounded up to the next increment of $10,000) (the lower of the amounts referred to in clauses (y) and (z), the "8% Limit"); provided, however, that the Investor may waive, in whole or in part, the 8% Limit in any Investment Period."

                                   ARTICLE II

                                  MISCELLANEOUS

         Section 2.1 NO THIRD PARTY BENEFICIARIES. This Amendment is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

         Section 2.2 GOVERNING LAW. This Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to such state's principles of conflict of laws.

         Section 2.3 EXECUTION. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart.

         Section 2.4 AGREEMENT OTHERWISE UNCHANGED. Except as amended hereby and previously, the Agreement shall remain unchanged and in full force and effect.

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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 4 to the Structured Equity Line Flexible Financing-SM- Agreement to be duly executed by their respective authorized officers as of the date hereof.

CRIPPLE CREEK SECURITIES, LLC      CYGNUS, INC.

By: /s/ Robert L. Chender       By: /s/ Craig W. Carlson
   --------------------------      --------------------------------------------
   Name:  Robert L. Chender        Name: Criag W. Carlson
   Title:  Principal               Title: Senior VP, Finance and CFO



        [SIGNATURE PAGE TO AMENDMENT NO. 4 TO THE STRUCTURED EQUITY LINE
                          FLEXIBLE FINANCING AGREEMENT]

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